EXHIBIT 99.1

12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Michael Carr Director, Financial Planning & Investor Relations (216) 676-2000

GRAFTECH IN TALKS TO DIVEST CATHODE BUSINESS IN FRANCE

        Parma, OH – October 19, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced that GrafTech and Alcan Inc. have held discussions relating to the proposed divestiture by GrafTech of its cathodes assets (including its equity in Carbone Savoie and certain manufacturing assets) to Alcan France, for approximately $130 to $140 million plus assumption of certain related liabilities. Such discussions have now advanced to a point where GrafTech and Alcan believe it appropriate to initiate consultations with works’ councils representing employees of the affected businesses of GrafTech and Alcan France. Under French law, parties to a proposed sale of a business are required to consult with works’ councils representing the employees of the affected businesses and companies prior to reaching agreement upon the terms of the sale.

        GrafTech and Alcan France (formerly, Pechiney), a wholly-owned subsidiary of Alcan, are parties to a joint venture in the cathode business, based primarily in France. That business (which primarily encompasses GrafTech’s 70% equity interest in Carbone Savoie, a French company) had 2005 net sales through the joint venture of approximately $114 million.

        Following compliance with the works’ council consultation process, GrafTech and Alcan France would enter into definitive agreements relating to such divestiture. Pending the outcome of this process, GrafTech and Alcan France have entered into an agreement providing for a reciprocal payment of $13.5 million (representing compensation for loss of opportunities and expenses incurred in connection with their discussions) if, under certain circumstances, discussions regarding the proposed divestiture are terminated without execution of definitive agreements. Final terms of such divestiture would include customary closing conditions, such as the absence of a material adverse change in the cathodes business and receipt of approvals from competition authorities in affected jurisdictions. If GrafTech enters into such definitive agreements, GrafTech will disclose the material terms thereof, promptly following the execution thereof. Any proceeds derived from such divestiture would primarily be used to delever GrafTech.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans and business projects; asset sales; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; consolidation of steel and aluminum producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; limitations on the amount and delays in the timing of our anticipated capital expenditures; delays in or failures to complete planned asset sales; non-attainment of earnings or other financial metrics that we provide as guidance; failure to achieve benefits from process and system changes; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.